Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
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CONTACT: James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

James River Coal Company Hires Senior Vice President of Sales

Richmond, VA, August 22, 2006 - James River Coal Company (Nasdaq: JRCC), announced today that Michael E. Weber has been appointed Senior Vice President and Chief Commercial Officer. In this new position Mr. Weber will manage the sales and contracting functions for all Central Appalachian and Illinois Basin (Midwest) production.

Mr. Weber has over 27 years experience in the coal industry, including 15 years with Progress Fuels Corporation. Mr. Weber has also held sales management positions with Enoxy/AGIP Coal Sales, Inc., Industrial Fuels Corporation, and New River Fuel Company. Mr. Weber holds a B.S. in Business Administration from The Ohio State University.

Peter T. Socha, Chairman and Chief Executive Officer of James River Coal Company commented: “Mike will be a tremendous addition to our management team. He has more than 25 years of experience in both coal sales and administration of a contract portfolio. He is very well respected by our utility customers and in the coalfields. I look forward to working together with Mike in our sales and contracting process.”

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers. The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and southern Indiana.